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 HEARTSTREAM, INC.
 NONCOMPETITION AGREEMENT



This Non-Competition Agreement (the "Agreement") is made as of __________, 199_ by and between Hewlett-Packard Company, a California corporation (the "Company'), and ____________ ("Employee").

 Background

A. The Company, Heartstream, Inc., a Delaware corporation ("Heartstream"), Whistler Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("WAC") have entered into an Agreement and Plan of Reorganization dated as of even date (the "Reorganization Agreement"), which provides for the merger of WAC with and into Heartstream (the "Merger").

B. Employee is presently an employee of Heartstream.

C. As a condition to the Merger, the Reorganization Agreement contemplates, among other things, that Employee enter into this Agreement effective upon the Closing of the Merger.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "Parties") hereby agree as follows:

1. Covenant Not to Compete or Solicit.

a. Non-Competition. In the event Employee ceases to be employed by the Company for any or no reason (including a voluntary or involuntary termination), Employee shall not, during the period ending two years from the Closing of the Merger, directly or indirectly, without the prior written consent of the Company engage anywhere in the world in the development, marketing or sale of automatic external defibrillators (the "AED Business"), including by participating in the financing, operation, management or control of any firm, corporation or other business entity that is engaged primarily in the AED Business or any division or business unit of any firm, corporation or other business entity which division or business unit is primarily engaged in the AED Business or have any ownership interest in (except for ownership of five percent (5%) or less of any outstanding entity whose securities are listed on a national securities exchange) any firm, corporation or business that derives greater than ten percent (10%) of its revenues from the AED Business.

b. No Solicitation. In the event Employee ceases to be employed by the Company for any or no reason (including a voluntary or involuntary termination), Employee shall not, during the period ending two years from the Closing of the Merger, directly or indirectly, without the prior written consent of the Company (i) solicit, encourage or take any other action which is intended to induce any employee of the Company to terminate his or her

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employment with the Company, or (ii) disrupt, damage, impair or interfere in any manner with the contractual relationship between the Company and any customer or supplier of the Company.

c. Separate Covenants. The covenants contained in Sections 1(a) and 1(b) above shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is presently carried on by the Company. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in Sections 1(a) and 1(b). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenant (or portions thereof) to be enforced. In the event that the provisions of this
Section 1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

d. Acknowledgment. Employee acknowledges and agrees that this Agreement is being entered into as a condition to the consummation of the Reorganization Agreement, that as a stockholder of Heartstream he is receiving a substantial benefit from the consummation of the Reorganization Agreement which constitutes adequate consideration for the covenants set forth above, and that the covenants set forth above are intended to protect the value of the business acquired by the Company in the Merger.

e. Injunctive Relief. Employee acknowledges that breach of this Section 1 would cause irreparable injury to the Company and agrees that in the event of such breach, the Company shall be entitled to seek injunction relief without the necessity of proving actual damages.

2. Mediation. Except as provided in Section 1(e) above, all disputes or controversies (whether of law or fact) of any nature whatsoever arising from or relating to this Agreement and the transactions contemplated hereby shall be submitted to mediation prior to commencement of any legal proceeding.

3. Miscellaneous.

a. Severability. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

b. No Assignment. Employee shall not assign this Agreement or any rights or obligations under this Agreement. This Agreement shall be binding upon Employee's heirs, executors, administrators, and other legal representatives and shall be for the benefit of the Company, its successors and its assigns.

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c. Notice.  Any notice or communication required or permitted under this
Agreement shall be made in writing and delivered personally to the other party or sent by certified or registered mail, return receipt requested and postage prepaid.

d. Entire Agreement. This Agreement contains the entire agreement and understanding of the Parties and supersedes all prior discussions, agreements and understandings relating to the subject matter of this Agreement. This Agreement may not be changed or modified, except by an agreement in writing executed by the Company and by Employee.

e. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

f. Governing Law. This Agreement shall be governed by the laws of the State of California.

g. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

h. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[THIS SPACE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

HEWLETT-PACKARD COMPANY  EMPLOYEE

________________________________  ______________________________

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